EXHIBIT 10.6
PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED EXECUTIVE BONUS DEFERRAL PLAN
(Effective as of July 24, 2008)
Preamble
          The Board of Directors of Platinum Underwriters Holdings, Ltd. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to amend and restate the Platinum Underwriters Holdings, Ltd. Executive Bonus Deferral Plan (as so amended and restated, the “Plan”), which provides an opportunity for selected employees to defer receipt of all or part of the cash portion of their annual bonus compensation and earn tax-deferred interest thereon. The Plan constitutes a plan of unfunded deferred compensation maintained for a select group of management or highly compensated employees for purposes of ERISA.
Section 1. Definition of Terms
          The following terms used in the Plan shall have the meanings set forth below:
     (a) “Account” means the deferred compensation account maintained for each Participant under the Plan.
     (b) “Beneficiary” means the person or persons who are designated by a Participant to receive benefits under the Plan in the event of such Participant’s death, as provided in Section 5(d) hereof.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cash Bonus” means the pre-tax amount of the cash portion of the annual bonus that is otherwise payable to a Participant for a Plan Year under the annual incentive plan of the Company, and shall not include any portion of an annual bonus that is payable in shares, share units or in any form other than cash.
     (e) “Code” means the Internal Revenue Code of 1986, as amended.
     (f) “Compensation Committee” means the Compensation Committee of the Board, or such other committee of members of the Board appointed by the Board as Plan Administrator hereunder.
     (g) “Company” means Platinum Underwriters Holdings, Ltd., a Bermuda company.

     (h) “Deferral Percentage” means the percentage a Participant’s Cash Bonus that is specified by a Participant on his or her Election Form for deferral under the Plan.
     (i) “Election Form” means the form approved by the Plan Administrator and completed by a Participant specifying the terms and conditions of an election to defer Cash Bonus compensation under the Plan.
     (j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (k) “Participant” means an employee of the Company who is eligible to participate in the Plan and who elects to defer all or a portion of his Cash Bonus compensation under Section 3 hereof.
     (l) “Plan” means this Platinum Underwriters Holdings, Ltd. Amended and Restated Executive Bonus Deferral Plan.
     (m) “Plan Administrator” means the Compensation Committee or such other Plan Administrator acting in accordance with Section 2 hereof.
     (n) “Plan Year” means the calendar year. The first Plan Year shall be 2004.
     (o) “Separation from Service” shall have the meaning ascribed to such term in Section 409A of the Code.
     (p) “Specified Employee” shall have the meaning ascribed to such term in Section 409A of the Code.
     (q) “Unforeseeable Emergency” shall have the meaning ascribed to such term in Section 409A of the Code.
Section 2. Plan Administration
     The Compensation Committee is appointed as Plan Administrator, and shall have full authority to administer the Plan, including the discretionary authority to interpret and construe all provisions of the Plan, to resolve all questions of fact arising under the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. Decisions of the Plan Administrator shall be final and binding on all parties. The appropriate officers of the Company are authorized to act on behalf of the Plan Administrator for the day-to-day administration of the Plan, subject to the authority of the Compensation Committee. No member of the Board, the Compensation Committee or any officer acting on its behalf shall have any liability for any action or determination taken in good faith under the Plan. All expenses of the administration of the Plan shall be borne by the Company, and shall not be deducted from Participants’ Accounts.

Section 3. Eligibility and Participation
     (a) Eligibility to Participate. Any employee of the Company shall be eligible to participate in the Plan if the employee: (i) has the title of Senior Vice President or higher, (ii) earns a gross base salary of $200,000 per annum or greater, and (iii) receives Cash Bonus compensation for a Plan Year that is subject to United States federal income tax. The Plan Administrator may require an employee to comply with such terms and conditions as it may specify in order to be eligible to participate in the Plan as the Plan Administrator deems necessary or appropriate for the proper conduct and administration of the Plan.
     (b) Election to Participate. An eligible employee may file an Election Form with the Plan Administrator (or its designee) on or before the date specified by the Plan Administrator prior to the Plan Year to which the election shall relate, specifying the Deferral Percentage and the terms of distribution of the deferral. All such elections are irrevocable, and no changes to any Election Form delivered to the Plan Administrator shall be permitted for the Plan Year. A Participant must file a new Election Form with the Plan Administrator for each Plan Year for which the Cash Bonus is deferred, on or before the deadline established by the Plan Administrator for such deferral elections. A Participant will be deemed not to have elected deferral of the Cash Bonus for a Plan Year if the Participant does not file an Election Form with the Plan Administrator on or before the deadline established by the Plan Administrator for such deferral elections.
Section 4. Participant Accounts
     (a) Accounts. An Account shall be maintained for each Participant under the Plan. A Participant’s Account shall consist of book entries only and shall not constitute a separate cash fund or other asset held in trust or as security for the Company’s obligation to pay the amount of the Account to such Participant. The balance of a Participant’s Account shall be the sum of deferred compensation credits made to his or her Account, adjusted for accrued interest and reduced by the amount of distributions under the Plan. A Participant’s Account may include sub-accounts as the Company considers necessary or advisable for purposes of maintaining a proper accounting of amounts credited for such Participant under the Plan. A Participant shall receive a statement of his or her Account not less frequently than following the end of each Plan Year.
     (b) Crediting of Deferrals. A Participant who has filed an Election Form with the Plan Administrator for the deferral of Cash Bonus compensation with respect to a Plan Year shall have the deferred amount deducted from the Cash Bonus and credited to his or her Account under the Plan at the same time as the Cash Bonus payment would otherwise be paid to a Participant during such Plan Year, based on the Deferral Percentage specified by such Participant and the amount of the Cash Bonus that is otherwise payable to such Participant. The amount so credited shall be reduced by the amount that the Plan Administrator determines is required to be withheld for Social Security, Medicare and other payroll taxes.
     (c) Interest Crediting. A Participant’s Account shall accrue interest from the date of crediting until the most recent practicable date prior to the date of distribution under the Plan, based on an interest rate specified by the Plan Administrator. Unless otherwise specified, the interest rate shall be equal to the prime commercial lending rate charged by Citibank, N.A., as published in The Wall Street Journal at the beginning of each calendar quarter of the deferral period, plus one percent (1%). The rate shall remain in effect until the beginning of the subsequent calendar quarter, and all Accounts shall be compounded on a quarterly basis.
     (d) Vesting of Accounts. All deferred compensation credits and interest thereon under a Participant’s Account shall be fully vested at all times.
Section 5. Distribution of Benefits
     (a) Distribution Dates. A Participant shall specify on his or her Election Form the time at which the deferred Cash Bonus (and earnings thereon) for the Plan Year shall be distributed from the Plan. Any election by a Participant as to the distribution of the Account shall be irrevocable. A Participant may elect, to the extent permitted by the Plan Administrator and set forth on the Election Form, that such portion of the Account be distributed either:
     (i) upon a Separation from Service with the Company; or
     (ii) the last day of any calendar month following the January 1 that follows the third anniversary of the date the Election Form is filed with the Plan Administrator.
     Notwithstanding any election made by a Participant, such Participant’s full Account balance shall be payable on the date of such Participant’s Separation from Service with the Company; provided, however, that if such Participant is a Specified Employee (as determined by the Company) at the time of such Separation from Service, such distribution will be payable on the first business day following the date that is six months following the date of such Separation from Service (or upon such Participant’s death, if earlier).
     (b) Unforeseeable Emergency Distributions. Upon the written request of a Participant, the Plan Administrator may permit such Participant to withdraw some or all of his or her Account for the purpose of enabling such Participant to meet the immediate needs created by an Unforeseeable Emergency of such Participant. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need, as provided under Treas. Reg. § 1.409A-3(i)(3)(ii). The determination of whether an Unforeseeable Emergency exists and the amount reasonably necessary to satisfy the emergency need will be determined by the Plan Administrator in accordance with Section 409A of the Code.
     (c) Form of Distributions. All distributions from a Participant’s Account shall be made in a cash lump sum within thirty (30) days following the end of the calendar month in which such Participant becomes entitled to a distribution under this Section 5. All such payments shall be subject to income tax and other withholdings that the Plan Administrator deems necessary or appropriate.
     (d) Beneficiaries. Any payment required to be made to a Participant under the Plan that cannot be made due to such Participant’s death shall be made to such Participant’s Beneficiary, subject to applicable law. Each Participant shall have the right to designate a Beneficiary from time to time by filing a written notice with the Plan Administrator. In the event a Beneficiary does not survive a Participant and no successor Beneficiary is selected, or in the event no valid Beneficiary designation has been made, such Participant’s Beneficiary shall be such Participant’s estate.
Section 6. Unfunded Status
          All Accounts and all rights of Participants to benefits under the Plan are unfunded obligations of the Company. Plan benefits shall be paid from the general assets of the Company, and Participants shall have the status of an unsecured general creditor of the Company with respect to all interests under the Plan. The Plan is a plan of unfunded deferred compensation for purposes of ERISA. Notwithstanding the foregoing, the Company may, but shall not be required, to establish a trust or other funding vehicle under the Plan that does not affect the Plan’s status as a Plan of unfunded deferred compensation under ERISA.
Section 7. Nontransferability
          Except for payments of benefits to the Beneficiary of a Participant in accordance with the terms of the Plan, a Participant’s Accounts may not be transferred, assigned, alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
Section 8. Limitation of Rights
          Nothing in the Plan shall confer upon any Participant the right to continue to be employed by the Company or to serve in the capacity in which he or she is employed by the Company. Nothing in the Plan shall be interpreted as creating a right of a Participant to receive a Cash Bonus or other incentive compensation from the Company.

Section 9. Enforceability
          The Plan shall be construed, administered and enforced in accordance with ERISA, and to the extent not preempted thereby, the laws of the State of New York. To the extent that any provision of the Plan or portion thereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and the Plan shall be unaffected and shall continue in full force and effect.
Section 10. Amendment and Termination
          The Board may amend or terminate the Plan at any time and in any manner, provided that no amendment or termination shall reduce the amount credited to a Participant’s Account at the time of any such amendment or termination. Upon termination of the Plan, all deferrals and interest crediting shall cease, and the balance of all Plan Accounts shall be distributed to Participants as promptly as practicable.